Kranzco and CV Reit Shareholders Approve Merger; Businesses to Combine in New UPREIT, Kramont Realty Trust; Seven Member Board of Trustees Named

CONSHOHOCKEN, Pa. and NEW YORK--(BUSINESS WIRE)--June 6, 2000--The shareholders of Kranzco Realty Trust (NYSE:KRT) and CV Reit (NYSE:CVI), at special meetings held today, approved the plan of reorganization and merger of the two neighborhood shopping center real estate investment trusts.

The shareholders' actions authorize the tax-free combination of the two businesses into a new entity, Kramont Realty Trust, an umbrella partnership real estate investment trust (UPREIT). Kramont will own and operate 84 shopping centers and manage six additional centers, totaling 12 million square feet of leasable space in 16 states.

The company will be headquartered in Plymouth Meeting, PA. Following an announcement that trading will commence, Kramont's common stock will trade on the New York Stock Exchange under the symbol: KRT,

Upon closing of the reorganization and merger, Kranzco and CV Reit common shareholders will receive one common share of Kramont in exchange for each of their common shares of Kranzco and CV Reit. Each Kranzco preferred share will convert into one preferred share of Kramont, with the same rights.

The merger agreement anticipates initial quarterly cash distributions of 32.5 cents per common share, or $1.30 per share on an annualized basis.

Louis P. Meshon, Sr., president and chief executive officer of CV Reit, will assume the same titles and responsibilities at Kramont. Addressing the special CV Reit shareholder meeting in New York, he noted: "CV Reit has demonstrated outstanding success in the management, leasing and upgrading of properties. The merger now permits those skills to be applied on a much larger scale, offering exciting opportunities for growth and increased profitability. The merger provides CV Reit shareholders with participation in a company with greater geographic and tenant diversity, a higher distribution rate and substantially increased liquidity."

Norman M. Kranzdorf, president and chief executive officer of Kranzco, will be chairman of the board of Kramont. He told shareholders at the special meeting in Conshohocken, PA: "During nearly eight years as a public company, Kranzco has achieved gratifying growth, developed strong relationships with many of the nation's leading retailers, and applied state-of-the-art technology to operating disciplines and for the benefit of tenants. We are confident that Kramont, with greater financial and human resources, will be able to expand upon these achievements."

At the special meetings, shareholders also approved the 2000 Incentive Plan of Kramont Realty Trust.

The Kramont board of trustees will consist of seven members, four of whom were nominated by CV Reit. Each individual has extensive experience in the real estate industry and with publicly-traded companies.



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The members include:

Louis P. Meshon, Sr., 59, who has more than 30 years experience in shopping center management and development. He was president of Drexel Realty, Inc. and Montgomery Development Company, which he co-founded in 1974.

In 1997, CV Reit acquired the properties controlled by Meshon, Sr., through its subsidiary, Montgomery CV Realty L.P., and he assumed the positions of president, chief executive officer and as a director of CV Reit.

Norman M. Kranzdorf, 69, is a co-founder of Kranzco in 1992, and president of its predecessor company, Kranzco Realty, Inc., a general commercial real estate management and brokerage company, which he founded in 1979.

He has been involved in shopping center and commercial real estate ownership and management for more than 40 years, serving in a variety of management capacities including president of Amterre Development Inc., from 1972 to 1981. Amterre was the successor to Food Fair Properties, Inc., which owned and operated over 50 shopping centers and other single-tenant properties on the East Coast.

Bernard J. Korman, 68, has been a trustee of Kranzco since May 1997. He is chairman of Philadelphia Health Care Trust, a non-profit organization and NutraMax Products, Inc., a consumer health products company. Korman served as president and chief executive officer of MEDIQ Incorporated, a health services company, from 1981 to 1995 and as chairman of PCI Services from 1992 to 1996.

He serves as a director of Pep Boys, Inc., auto supplies; The New America High Income Fund, Inc., financial services; Omega Healthcare Investors, Inc., a health care REIT; and Omega Worldwide, Inc., a real estate company.

H. Irwin Levy, 73, has been a director and chairman of the board of CV Reit since 1997 and was its chairman and chief executive officer from 1985 to 1992. He is chairman, chief executive officer and a majority stockholder of Hilcoast Development Corp., principally engaged in the ownership and management of recreation facilities at active adult condominium communities in southern Florida.

He is chairman of the board of nStor Technologies, Inc. (AMEX), a manufacturer of information storage and storage area network solutions.

Milton S. Schneider, 50, has been a director of CV Reit since December 1997.

He is chief executive officer of The Glenville Group, engaged in the development, ownership and management of commercial and residential properties; chairman of Togar Property Company, an apartment development firm; vice chairman of Parkland Management Company, a financial services company; and vice chairman of Horvitz Newspapers, Inc.



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E. Donald Shapiro, 68, has been a trustee of Kranzco since June 1994. He has been the Joseph Solomon Distinguished Professor of Law at New York Law School since 1983.

He serves as a director of Loral Space and Communications, engaged in satellite communications; GHI, a non-profit health care provider; Vasomedical, Inc., medical products; United Industrial Corporation, defense industry; and Frequency Electronics, space and communication components.

Alan L. Shulman, 67, has served as a director of CV Reit since 1985 and was the company's chairman from August 1992 until May 1996. He is a private investor and was previously a general partner of United Associates Ltd., which owned and operated Holiday Inn motels in Florida. He is a director of Eagle Homes, a real estate development company.

Kramont will be a self-administered, self-managed equity REIT specializing in neighborhood and community shopping center acquisition, leasing, development and management. Kramont will own and operate 90 properties encompassing approximately 12 million square feet of leasable space in 16 states.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses and failure to consummate a strategic transaction, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

CONTACT:

Kranzco Realty Trust, Conshohocken

Norman Kranzdorf, 610941-9292

KEYWORD: PENNSYLVANIA NEW YORK



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